EXHIBIT 99.1

ServisFirst Bancshares, Inc. Announces Results for Third Quarter of 2020

BIRMINGHAM, Ala., Oct. 19, 2020 (GLOBE NEWSWIRE) -- ServisFirst Bancshares, Inc. (NASDAQ: SFBS), today announced earnings and operating results for the three and nine months ended September 30, 2020.

Third Quarter 2020 Highlights:

  Diluted EPS for the third quarter increased 16% to $0.80 year over year
  Deposits grew 14% annualized during the third quarter
  Loans, excluding Paycheck Protection Program (“PPP”) loans, grew 10% annualized during the third quarter
  Efficiency ratio improved to 28.50% during the third quarter 2020
  Liquidity remains strong with liquid assets to total deposits of 22%
  Our $34.5 million of 5% Subordinated Notes due July 15, 2025 are being refinanced with a $37 million offering of subordinated notes with an interest rate of 4% during the fourth quarter of 2020

Tom Broughton, Chairman, President and CEO, said, “I am pleased to see a rebound in loan demand from the early months of the pandemic. This is a very positive sign for the Southeastern US economy.”

Bud Foshee, CFO, said, “We continue to have a strong balance sheet with good credit quality and strong liquidity. This strong balance sheet has enabled us to perform above our peers during the pandemic.”

FINANCIAL SUMMARY (UNAUDITED)
(in Thousands except share and per share amounts)

	Period Ending September 30, 2020	Period Ending June 30, 2020	% Change From Period Ending June 30, 2020 to Period Ending September 30, 2020	Period Ending September 30, 2019	% Change From Period Ending September 30, 2019 to Period Ending September 30, 2020
QUARTERLY OPERATING RESULTS
Net Income	$43,362	$40,448	7%	$37,563	15%
Net Income Available to Common Stockholders	$43,362	$40,417	7%	$37,563	15%
Diluted Earnings Per Share	$0.80	$0.75	7%	$0.69	16%
Return on Average Assets	1.54%	1.55%		1.67%
Return on Average Common Stockholders' Equity	18.43%	18.40%		18.69%
Average Diluted Shares Outstanding	54,232,965	54,194,506		54,096,368

YEAR-TO-DATE OPERATING RESULTS
Net Income	$118,588			$108,206	10%
Net Income Available to Common Stockholders	$118,557			$108,175	10%
Diluted Earnings Per Share	$2.19			$2.00	9%
Return on Average Assets	1.54%			1.70%
Return on Average Common Stockholders' Equity	17.73%			18.93%
Average Diluted Shares Outstanding	54,198,422			54,087,410

BALANCE SHEET
Total Assets	$11,394,874	$11,012,195	3%	$9,005,112	27%
Loans	8,508,554	8,315,375	2%	7,022,069	21%
Non-interest-bearing Demand Deposits	2,762,814	2,678,893	3%	1,678,672	65%
Total Deposits	9,673,783	9,342,918	4%	7,724,158	25%
Stockholders' Equity	949,589	914,588	4%	810,537	17%

DETAILED FINANCIALS

ServisFirst Bancshares, Inc. reported net income and net income available to common stockholders of $43.4 million for the quarter ended September 30, 2020, compared to net income and net income available to common stockholders of $37.6 million for the same quarter in 2019. Basic and diluted earnings per common share were $0.80 and $0.80, respectively, for the third quarter of 2020, compared to $0.70 and $0.69, respectively, for the third quarter of 2019.

Annualized return on average assets was 1.54% and annualized return on average common stockholders’ equity was 18.43% for the third quarter of 2020, compared to 1.67% and 18.69%, respectively, for the third quarter of 2019.

Net interest income was $85.1 million for the third quarter of 2020, compared to $83.2 million for the second quarter of 2020 and $73.0 million for the third quarter of 2019. The net interest margin in the third quarter of 2020 was 3.14% compared to 3.32% in the second quarter of 2020 and 3.36% in the third quarter of 2019. Origination of PPP loans and increased excess liquidity drove unfavorable rate and mix changes while lower deposit rates and increases in noninterest bearing demand balances drove favorable rate and mix changes, respectively. Accretion of net fees on PPP loans of $4.0 million during the third quarter of 2020 offset the decrease in loan yield by approximately 19 basis points.

Average loans for the third quarter of 2020 were $8.36 billion, an increase of $31.5 million, or 2% annualized, over average loans of $8.33 billion for the second quarter of 2020, and an increase of $1.40 billion, or 20%, over average loans of $6.96 billion for the third quarter of 2019. We originated over 4,900 PPP loans during 2020 for a total of $1.05 billion. Excluding PPP loans, average loans for the third quarter of 2020 were $7.31 billion, a decrease of $136.0 million compared to the second quarter of 2020, and an increase of $350.6 million, or 5%, over average loans for the third quarter of 2019.

Average total deposits for the third quarter of 2020 were $9.47 billion, an increase of $595.4 million, or 27% annualized, over average total deposits of $8.87 billion for the second quarter of 2020, and an increase of $1.89 billion, or 25%, over average total deposits of $7.58 billion for the third quarter of 2019.

Nonperforming assets to total assets were 0.29% for the third quarter of 2020, an increase of three basis points compared to 0.26% for the second quarter of 2020 and a decrease of 23 basis points compared to 0.52% for the third quarter of 2019. Annualized net charge-offs to average loans were 0.54%, a 34 basis-point increase compared to 0.20% for the second quarter of 2020 and an increase of five basis points compared to 0.49% for the third quarter of 2019. The increase in net charge-offs for the third quarter of 2020 was due to a $7.2 million loan charge-off on a borrower severely impacted by the COVID-19 pandemic. We recorded a $12.3 million provision for loan losses in the third quarter of 2020 compared to $10.3 million in the second quarter of 2020 and $7.0 million in the third quarter of 2019. The allowance for loan loss as a percentage of total loans was 1.09% at September 30, 2020, a decrease of one basis point compared to 1.10% at June 30, 2020 and September 30, 2019, respectively. Excluding PPP loans, for all periods discussed, the allowance for loan loss as a percentage of total loans was 1.24% at September 30, 2020, a decrease of two basis points compared to 1.26% at June 30, 2020 and an increase of 14 basis points compared to 1.10% at September 30, 2019. The CARES Act, passed into law on March 27, 2020 as a result of the COVID-19 outbreak, allows companies to delay their adoption of Accounting Standards Update (ASU) 2016-13, Measurement of Credit Losses on Financial Instruments (CECL), including the current expected credit losses methodology for estimating allowances for credit losses. We have elected to delay adoption of ASU 2016-13 until the date on which the national emergency concerning the COVID-19 outbreak terminates or December 31, 2020, with an effective retrospective implementation date of January 1, 2020. In management’s opinion, the allowance is adequate and was determined by consistent application of ServisFirst Bank’s methodology for calculating its allowance for loan losses.

Noninterest income for the third quarter of 2020 increased $2.0 million, or 32%, to $8.2 million from $6.2 million in the third quarter of 2019. Mortgage banking revenue increased $1.2 million, or 89%, from the third quarter of 2019 to the third quarter of 2020. Mortgage loan origination volumes increased approximately 96% during the third quarter of 2020 when compared to the same quarter in 2019. Credit card revenue decreased $28,000, or 2%, to $1.8 million during the third quarter of 2020, compared to the third quarter of 2019. The amount of spend on purchase cards increased $23.0 million while the amount of spend on business credit cards decreased $8.0 million during the third quarter of 2020 when compared to the third quarter of 2019. Purchase card spend carries lower profit margins than credit cards due to their higher rebates. Income on life insurance policies increased $946,000, or 120%, to $1.7 million during the third quarter of 2020, compared to $787,000 during the third quarter of 2019. We purchased $75.0 million in BOLI contracts at the end of the third quarter of 2019 and another $40.0 million in July 2020. Other income for the third quarter of 2020 decreased $191,000, or 42%, to $262,000 from $453,000 in the third quarter of 2019. On May 4, 2020 we bought an interest rate cap with a term of three years and a notional amount of $300 million. The cap is tied to one-month LIBOR with a strike rate of 0.50%. We wrote down the value of the cap by $342,000 during the third quarter of 2020 and by $595,000 year-to-date through other income and are amortizing the fee paid to our counterparty over the life of the cap.

Noninterest expense for the third quarter of 2020 increased $1.4 million, or 6%, to $26.6 million from $25.2 million in the third quarter of 2019, and decreased $2.2 million, or 8%, on a linked quarter basis. Salary and benefit expense for the third quarter of 2020 decreased $505,000, or 3%, to $15.0 million from $15.5 million in the third quarter of 2019, and decreased $798,000, or 5%, on a linked quarter basis. Costs to originate PPP loans totaling $2.4 million were incurred during the second quarter of 2020. These costs were credited against salary and benefits as a deferred expense and will be amortized over the life of the loans by netting them against accretion of deferred origination fees. Bonuses of approximately $2.5 million were paid during the second quarter of 2020 related to work performed on the PPP. Additional bonuses of $71,000 were paid to front-line employees who continued to assist customers during the peak of the pandemic. The number of FTE employees decreased to 486 as of September 30, 2020 compared to 492 as of June 30, 2020 and 506 as of September 30, 2019. Equipment and occupancy expense increased $169,000, or 7%, to $2.6 million in the third quarter of 2020, from $2.4 million in the third quarter of 2019. Third party processing expenses increased $358,000, or 12%, to $3.3 million in the third quarter of 2020, from $2.9 million in the third quarter of 2019. Professional services expense increased $68,000, or 8%, to $955,000 in the third quarter of 2020, from $887,000 in the third quarter of 2019, and decreased $136,000, or 12%, from $1.1 million on a linked-quarter basis. FDIC and other regulatory assessments were $1.1 million in the third quarter of 2020 compared to a credit of $296,000 in the third quarter of 2019. The net assessment credit for the third quarter of 2019 resulted from the FDIC’s Small Bank Assessment Credit recorded by the Bank. Expenses associated with other real estate owned increased $41,000 to $119,000 in the third quarter of 2020, from $78,000 in the third quarter of 2019. Other operating expenses for the third quarter of 2020 decreased $76,000, or 2%, to $3.6 million from $3.7 million in the third quarter of 2019, and decreased $481,000, or 12%, on a linked-quarter basis. The efficiency ratio was 28.50% during the third quarter of 2020 compared to 31.76% during the third quarter of 2019 and compared to 31.92% during the second quarter of 2020.

Income tax expense increased $1.5 million, or 16%, to $11.0 million in the third quarter of 2020, compared to $9.5 million in the third quarter of 2019. Our effective tax rate was 20.29% for the third quarter of 2020 compared to 20.20% for the third quarter of 2019. State of Alabama tax credit investments matured at the end of 2019, causing our state credit amounts to decrease from $497,000 during the third quarter of 2019 to $132,000 during the third quarter of 2020. We recognized a reduction in provision for income taxes resulting from excess tax benefits from the exercise and vesting of stock options and restricted stock during the third quarters of 2020 and 2019 of $180,000 and $231,000, respectively.

The Company’s 5% Subordinated Notes due July 15, 2025 became redeemable in July 2020. Those Notes are being redeemed in the fourth quarter of 2020 and replaced with up to $37 million in 4% subordinated notes to be offered to holders of the redeemed Notes.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including tangible common stockholders’ equity, total tangible assets, tangible book value per share and tangible common equity to total tangible assets, each of which excludes goodwill and core deposit intangibles associated with our acquisition of Metro Bancshares, Inc. in January 2015.  We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that these non-GAAP financial measures have a number of limitations.  As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies, including those in our industry, use.  The following reconciliation table provides a more detailed analysis of the non-GAAP financial measures as of and for the comparative periods presented in this press release.  Dollars are in thousands, except share and per share data.

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Book value per share - GAAP	$17.61	$16.98	$16.38	$15.71	$15.13
Total common stockholders' equity - GAAP	949,589	914,588	881,885	842,682	810,537
Adjustments:
Adjusted for goodwill and core deposit intangible asset	13,976	14,043	14,111	14,179	14,246
Tangible common stockholders' equity - non-GAAP	$935,613	$900,545	$867,775	$828,503	$796,291
Tangible book value per share - non-GAAP	$17.35	$16.72	$16.12	$15.45	$14.86

Stockholders' equity to total assets - GAAP	8.33%	8.31%	9.42%	9.42%	9.00%
Total assets - GAAP	$11,394,874	$11,012,195	$9,364,882	$8,947,653	$9,005,112
Adjustments:
Adjusted for goodwill and core deposit intangible asset	13,976	14,043	14,111	14,179	14,246
Total tangible assets - non-GAAP	$11,380,898	$10,998,152	$9,350,771	$8,933,474	$8,990,866
Tangible common equity to total tangible assets - non-GAAP	8.22%	8.19%	9.28%	9.27%	8.86%

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Birmingham, Huntsville, Montgomery, Mobile and Dothan, Alabama, Pensacola, Sarasota and Tampa Bay, Florida, Atlanta, Georgia, Charleston, South Carolina and Nashville, Tennessee.

ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbancshares.com.

Statements in this press release that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "believe," "expect," "anticipate," "project," “plan,” “intend,” “will,” “could,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc., are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various factors that could affect the accuracy of such forward-looking statements, including, but not limited to: the global health and economic crisis precipitated by the COVID-19 outbreak; general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in our loan portfolio and the deposit base; economic crisis and associated credit issues in industries most impacted by the COVID-19 outbreak, including but not limited to, the restaurant, hospitality and retail sectors; possible changes in laws and regulations and governmental monetary and fiscal policies, including, but not limited to, economic stimulus initiatives; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and the value of collateral; the effect of natural disasters, such as hurricanes and tornados, in our geographic markets; and increased competition from both banks and non-bank financial institutions. The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q for fiscal year 2020, and our other SEC filings. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained herein. Accordingly, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbancshares.com or by calling (205) 949-0302.

Contact: ServisFirst Bank
Davis Mange (205) 949-3420
dmange@servisfirstbank.com

SELECTED FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands except share and per share data)
	3rd Quarter 2020	2nd Quarter 2020	1st Quarter 2020	4th Quarter 2019	3rd Quarter 2019
CONSOLIDATED STATEMENT OF INCOME
Interest income	$96,110	$95,080	$96,767	$98,187	$101,130
Interest expense	11,028	11,846	19,127	22,410	28,125
Net interest income	85,082	83,234	77,640	75,777	73,005
Provision for loan losses	12,284	10,283	13,584	5,884	6,985
Net interest income after provision for loan losses	72,798	72,951	64,056	69,893	66,020
Non-interest income	8,172	7,033	6,674	6,936	6,202
Non-interest expense	26,573	28,816	27,920	25,503	25,153
Income before income tax	54,397	51,168	42,810	51,326	47,069
Provision for income tax	11,035	10,720	8,032	10,289	9,506
Net income	43,362	40,448	34,778	41,037	37,563
Preferred stock dividends	-	31	-	32	-
Net income available to common stockholders	$43,362	$40,417	$34,778	$41,005	$37,563
Earnings per share - basic	$0.80	$0.75	$0.65	$0.77	$0.70
Earnings per share - diluted	$0.80	$0.75	$0.64	$0.76	$0.69
Average diluted shares outstanding	54,232,965	54,194,506	54,167,414	54,149,554	54,096,368

CONSOLIDATED BALANCE SHEET DATA
Total assets	$11,394,874	$11,012,195	$9,364,882	$8,947,653	$9,005,112
Loans	8,508,554	8,315,375	7,568,836	7,261,451	7,022,069
Debt securities	913,299	856,378	827,032	759,649	688,271
Non-interest-bearing demand deposits	2,762,814	2,678,893	1,925,626	1,749,879	1,678,672
Total deposits	9,673,783	9,342,918	7,832,655	7,530,433	7,724,158
Borrowings	64,719	64,715	64,707	64,703	64,693
Stockholders' equity	$949,589	$914,588	$881,885	$842,682	$810,537

Shares outstanding	53,915,245	53,874,276	53,844,009	53,623,740	53,579,013
Book value per share	$17.61	$16.98	$16.38	$15.71	$15.13
Tangible book value per share (1)	$17.35	$16.72	$16.12	$15.45	$14.86

SELECTED FINANCIAL RATIOS (Annualized)
Net interest margin	3.14%	3.32%	3.58%	3.47%	3.36%
Return on average assets	1.54%	1.55%	1.54%	1.80%	1.67%
Return on average common stockholders' equity	18.43%	18.40%	16.23%	19.75%	18.69%
Efficiency ratio	28.50%	31.92%	33.11%	30.83%	31.76%
Non-interest expense to average earning assets	0.98%	1.15%	1.29%	1.17%	1.16%

CAPITAL RATIOS (2)
Common equity tier 1 capital to risk-weighted assets	11.24%	11.26%	10.68%	10.50%	10.39%
Tier 1 capital to risk-weighted assets	11.25%	11.27%	10.68%	10.50%	10.39%
Total capital to risk-weighted assets	13.10%	13.27%	12.54%	12.31%	12.27%
Tier 1 capital to average assets	8.22%	8.46%	9.56%	9.13%	8.88%
Tangible common equity to total tangible assets (1)	8.22%	8.19%	9.28%	9.27%	8.86%

(1) See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" for a discussion of these Non-GAAP financial measures.
(2) Regulatory capital ratios for most recent period are preliminary.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)
	September 30, 2020	September 30, 2019	% Change
ASSETS
Cash and due from banks	$70,472	$108,804	(35)%
Interest-bearing balances due from depository institutions	1,551,597	463,625	235%
Federal funds sold	1,302	474,298	(100)%
Cash and cash equivalents	1,623,371	1,046,727	55%
Available for sale debt securities, at fair value	913,049	688,021	33%
Held to maturity debt securities (fair value of $250 at September 30, 2020 and 2019)	250	250	-%
Mortgage loans held for sale	21,472	8,691	147%
Loans	8,508,554	7,022,069	21%
Less allowance for loan losses	(92,440)	(77,192)	20%
Loans, net	8,416,114	6,944,877	21%
Premises and equipment, net	55,273	56,570	(2)%
Goodwill and other identifiable intangible assets	13,976	14,246	(2)%
Other assets	351,369	245,730	43%
Total assets	$11,394,874	$9,005,112	27%
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$2,762,814	$1,678,672	65%
Interest-bearing	6,910,969	6,045,486	14%
Total deposits	9,673,783	7,724,158	25%
Federal funds purchased	669,350	370,231	81%
Other borrowings	64,719	64,693	-%
Other liabilities	37,433	35,493	5%
Total liabilities	10,445,285	8,194,575	27%
Stockholders' equity:
Preferred stock, par value $0.001 per share; 1,000,000 authorized and undesignated at
September 30, 2020 and September 30, 2019	-	-
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 53,915,245 shares issued and outstanding at September 30, 2020, and 53,579,113 shares issued and outstanding
at September 30, 2019	54	54	-%
Additional paid-in capital	223,280	219,234	2%
Retained earnings	706,924	584,968	21%
Accumulated other comprehensive income	18,831	5,779	226%
Total stockholders' equity attributable to ServisFirst Bancshares, Inc.	949,089	810,035	17%
Noncontrolling interest	500	502	-%
Total stockholders' equity	949,589	810,537	17%
Total liabilities and stockholders' equity	$11,394,874	$9,005,112	27%

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest income:
Interest and fees on loans	$89,564	$90,767	$268,332	$264,901
Taxable securities	5,858	4,367	16,104	12,306
Nontaxable securities	166	316	610	1,155
Federal funds sold	16	1,768	327	4,985
Other interest and dividends	506	3,912	2,584	9,269
Total interest income	96,110	101,130	287,957	292,616
Interest expense:
Deposits	9,876	24,787	37,377	71,172
Borrowed funds	1,152	3,338	4,624	9,576
Total interest expense	11,028	28,125	42,001	80,748
Net interest income	85,082	73,005	245,956	211,868
Provision for loan losses	12,284	6,985	36,151	16,754
Net interest income after provision for loan losses	72,798	66,020	209,805	195,114
Non-interest income:
Service charges on deposit accounts	1,818	1,735	5,557	5,223
Mortgage banking	2,519	1,333	5,697	2,995
Credit card income	1,840	1,868	5,003	5,185
Securities gains	-	34	-	28
Increase in cash surrender value life insurance	1,733	787	4,650	2,327
Other operating income	262	453	972	1,172
Total non-interest income	8,172	6,210	21,879	16,930
Non-interest expense:
Salaries and employee benefits	14,994	15,499	46,444	44,103
Equipment and occupancy expense	2,556	2,387	7,390	6,933
Third party processing and other services	3,281	2,923	10,360	8,058
Professional services	955	887	2,994	3,072
FDIC and other regulatory assessments (credits)	1,061	(296)	2,988	1,804
Other real estate owned expense	119	78	2,023	312
Other operating expense	3,607	3,683	11,110	12,227
Total non-interest expense	26,573	25,161	83,309	76,509
Income before income tax	54,397	47,069	148,375	135,535
Provision for income tax	11,035	9,506	29,787	27,329
Net income	43,362	37,563	118,588	108,206
Dividends on preferred stock	-	-	31	31
Net income available to common stockholders	$43,362	$37,563	$118,557	$108,175
Basic earnings per common share	$0.80	$0.70	$2.20	$2.02
Diluted earnings per common share	$0.80	$0.69	$2.19	$2.00

LOANS BY TYPE (UNAUDITED)
(In thousands)

	3rd Quarter 2020	2nd Quarter 2020	1st Quarter 2020	4th Quarter 2019	3rd Quarter 2019
Commercial, financial and agricultural	$3,466,189	$3,498,627	$2,771,307	$2,696,210	$2,653,934
Real estate - construction	530,919	544,586	548,578	521,392	550,871
Real estate - mortgage:
Owner-occupied commercial	1,725,222	1,634,495	1,678,532	1,587,478	1,526,911
1-4 family mortgage	671,841	665,883	675,870	644,188	632,346
Other mortgage	2,056,549	1,911,384	1,834,137	1,747,394	1,592,072
Subtotal: Real estate - mortgage	4,453,612	4,211,762	4,188,539	3,979,060	3,751,329
Consumer	57,834	60,400	60,412	64,789	65,935
Total loans	$8,508,554	$8,315,375	$7,568,836	$7,261,451	$7,022,069

SUMMARY OF LOAN LOSS EXPERIENCE (UNAUDITED)
(Dollars in thousands)
	3rd Quarter 2020	2nd Quarter 2020	1st Quarter 2020	4th Quarter 2019	3rd Quarter 2019
Allowance for loan losses:
Beginning balance	$91,507	$85,414	$76,584	$77,192	$71,386
Loans charged off:
Commercial, financial and agricultural	11,146	1,358	2,640	4,742	3,626
Real estate - construction	-	376	454	-	-
Real estate - mortgage	200	2,520	1,678	1,689	4,974
Consumer	44	62	58	139	172
Total charge offs	11,390	4,316	4,830	6,570	8,772
Recoveries:
Commercial, financial and agricultural	12	84	62	51	126
Real estate - construction	-	1	1	1	1
Real estate - mortgage	12	13	1	2	-
Consumer	15	28	12	24	60
Total recoveries	39	126	76	78	187
Net charge-offs	11,351	4,190	4,754	6,492	8,585
Allocation from Loan Guarantee Program	-	-	-	-	7,406
Provision for loan losses	12,284	10,283	13,584	5,884	6,985
Ending balance	$92,440	$91,507	$85,414	$76,584	$77,192

Allowance for loan losses to total loans	1.09%	1.10%	1.13%	1.05%	1.10%
Allowance for loan losses to total average
loans	1.11%	1.10%	1.16%	1.08%	1.11%
Net charge-offs to total average loans	0.54%	0.20%	0.26%	0.36%	0.49%
Provision for loan losses to total average
loans	0.58%	0.50%	0.74%	0.33%	0.40%
Nonperforming assets:
Nonaccrual loans	$21,675	$16,881	$28,914	$30,091	$35,732
Loans 90+ days past due and accruing	4,898	5,133	4,954	6,021	5,317
Other real estate owned and
repossessed assets	6,976	6,537	7,448	8,178	5,337
Total	$33,549	$28,551	$41,316	$44,290	$46,386

Nonperforming loans to total loans	0.31%	0.26%	0.45%	0.50%	0.58%
Nonperforming assets to total assets	0.29%	0.26%	0.44%	0.50%	0.52%
Nonperforming assets to earning assets	0.30%	0.26%	0.45%	0.50%	0.53%
Reserve for loan losses to nonaccrual loans	426.48%	542.07%	295.41%	254.51%	216.03%

Restructured accruing loans	$1,800	$975	$975	$625	$3,468

Restructured accruing loans to total loans	0.02%	0.01%	0.01%	0.01%	0.05%

TROUBLED DEBT RESTRUCTURINGS (TDRs) (UNAUDITED)
(In thousands)
	3rd Quarter 2020	2nd Quarter 2020	1st Quarter 2020	4th Quarter 2019	3rd Quarter 2019
Beginning balance:	$1,568	$2,367	$3,330	$11,248	$11,284
Additions	1,182	-	350	250	-
Net (paydowns) / advances	(12)	(12)	(232)	(3,481)	714
Charge-offs	-	(412)	(1,081)	(1,333)	(750)
Transfer to OREO	-	(375)	-	(3,354)	-
Ending balance	$2,738	$1,568	$2,367	$3,330	$11,248

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	3rd Quarter 2020	2nd Quarter 2020	1st Quarter 2020	4th Quarter 2019	3rd Quarter 2019
Interest income:
Interest and fees on loans	$89,564	$89,383	$89,385	$89,407	$90,767
Taxable securities	5,858	5,092	5,154	4,702	4,367
Nontaxable securities	166	211	233	274	316
Federal funds sold	16	34	277	1,053	1,768
Other interest and dividends	506	360	1,718	2,751	3,912
Total interest income	96,110	95,080	96,767	98,187	101,130
Interest expense:
Deposits	9,876	10,756	16,745	19,786	24,787
Borrowed funds	1,152	1,090	2,382	2,624	3,338
Total interest expense	11,028	11,846	19,127	22,410	28,125
Net interest income	85,082	83,234	77,640	75,777	73,005
Provision for loan losses	12,284	10,283	13,584	5,884	6,985
Net interest income after provision for loan losses	72,798	72,951	64,056	69,893	66,020
Non-interest income:
Service charges on deposit accounts	1,818	1,823	1,916	1,806	1,735
Mortgage banking	2,519	2,107	1,071	1,366	1,333
Credit card income	1,840	1,398	1,765	1,891	1,868
Securities (losses) gains	-	-	-	(1)	34
Increase in cash surrender value life insurance	1,733	1,464	1,453	1,419	787
Other operating income	262	241	469	455	445
Total non-interest income	8,172	7,033	6,674	6,936	6,202
Non-interest expense:
Salaries and employee benefits	14,994	15,792	15,658	13,680	15,499
Equipment and occupancy expense	2,556	2,434	2,400	2,339	2,387
Third party processing and other services	3,281	3,513	3,345	3,176	2,923
Professional services	955	1,091	948	1,163	887
FDIC and other regulatory assessments (credits)	1,061	595	1,332	1,171	(296)
Other real estate owned expense	119	1,303	601	103	78
Other operating expense	3,607	4,088	3,636	3,871	3,675
Total non-interest expense	26,573	28,816	27,920	25,503	25,153
Income before income tax	54,397	51,168	42,810	51,326	47,069
Provision for income tax	11,035	10,720	8,032	10,289	9,506
Net income	43,362	40,448	34,778	41,037	37,563
Dividends on preferred stock	-	31	-	32	-
Net income available to common stockholders	$43,362	$40,417	$34,778	$41,005	$37,563
Basic earnings per common share	$0.80	$0.75	$0.65	$0.77	$0.70
Diluted earnings per common share	$0.80	$0.75	$0.64	$0.76	$0.69

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS (UNAUDITED)
ON A FULLY TAXABLE-EQUIVALENT BASIS
(Dollars in thousands)

	3rd Quarter 2020		2nd Quarter 2020		1st Quarter 2020		4th Quarter 2019		3rd Quarter 2019
	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate
Assets:
Interest-earning assets:
Loans, net of unearned income (1)
Taxable	$8,335,087	4.26%	$8,301,775	4.31%	$7,328,594	4.89%	$7,066,576	5.00%	$6,927,075	5.18%
Tax-exempt (2)	30,068	4.14	31,929	4.12	32,555	4.04	35,563	4.00	34,195	3.98
Total loans, net of
unearned income	8,365,155	4.26	8,333,704	4.31	7,361,149	4.88	7,102,139	4.99	6,961,270	5.17
Mortgage loans held for sale	20,053	1.41	13,278	2.09	4,282	2.16	6,505	2.44	6,482	2.45
Debt securities:
Taxable	820,526	2.86	761,575	2.67	750,413	2.75	670,732	2.81	595,405	2.93
Tax-exempt (2)	31,880	2.51	38,201	2.62	44,029	2.33	50,825	2.17	59,992	2.21
Total securities (3)	852,406	2.84	799,776	2.67	794,442	2.72	721,557	2.76	655,397	2.87
Federal funds sold	41,884	0.15	83,274	0.16	105,423	1.06	238,927	1.75	312,968	2.24
Interest-bearing balances with banks	1,500,563	0.13	849,549	0.17	469,199	1.47	602,755	1.81	690,973	2.25
Total interest-earning assets	$10,780,061	3.55%	$10,079,581	3.80%	$8,734,495	4.46%	$8,671,883	4.49%	$8,627,090	4.65%
Non-interest-earning assets:
Cash and due from banks	75,065		76,212		66,140		70,381		71,418
Net premises and equipment	56,799		57,446		58,066		57,986		58,243
Allowance for loan losses, accrued
interest and other assets	281,196		248,702		241,479		233,885		162,654
Total assets	$11,193,121		$10,461,941		$9,100,180		$9,034,135		$8,919,405

Interest-bearing liabilities:
Interest-bearing deposits:
Checking	$1,077,595	0.31%	$992,848	0.35%	$956,803	0.57%	$961,258	0.69%	$900,754	0.84%
Savings	82,671	0.36	72,139	0.42	67,380	0.50	62,311	0.53	57,431	0.60
Money market	4,739,566	0.44	4,285,907	0.52	4,061,286	1.10	4,189,283	1.34	4,265,435	1.76
Time deposits	841,378	1.78	877,448	1.95	805,924	2.09	712,155	2.15	703,278	2.20
Total interest-bearing deposits	6,741,210	0.58	6,228,342	0.69	5,891,393	1.14	5,925,007	1.32	5,926,898	1.66
Federal funds purchased	682,971	0.22	572,990	0.22	492,638	1.31	420,066	1.74	441,526	2.30
Other borrowings	64,717	4.77	64,711	4.85	64,707	4.85	64,698	4.79	64,689	4.79
Total interest-bearing liabilities	$7,488,898	0.59%	$6,866,043	0.69%	$6,448,738	1.19%	$6,409,771	1.39%	$6,433,113	1.73%
Non-interest-bearing liabilities:
Non-interest-bearing
checking	2,118,889		2,646,030		1,749,671		1,759,671		1,654,928
Other liabilities	649,161		69,061		39,801		41,112		34,070
Stockholders' equity	917,626		862,500		853,800		818,320		792,284
Accumulated other comprehensive
income	18,547		18,307		8,170		5,261		5,010
Total liabilities and
stockholders' equity	$11,193,121		$10,461,941		$9,100,180		$9,034,135		$8,919,405
Net interest spread		2.96%		3.11%		3.27%		3.10%		2.92%
Net interest margin		3.14%		3.32%		3.58%		3.47%		3.36%

(1)	Average loans include loans on which the accrual of interest has been discontinued.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.
(3)	Unrealized losses on available-for-sale debt securities are excluded from the yield calculation.